Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) effective as of March 24, 2015, by and between MID-AMERICA APARTMENT COMMUNITIES, INC., a Tennessee corporation (the “Company”), and H. ERIC BOLTON (the “Executive”).

WITNESSETH:

WHEREAS, the Company and Executive entered into that certain employment agreement between Mid-America Apartment Communities, Inc. and Executive effective as of December 5, 2008 (the “Original Employment Agreement”);

WHEREAS, the Company and the Executive desire to enter into this Agreement which supersedes and replaces in its entirety the Original Employment Agreement;

WHEREAS, the Company desires to employ the Executive to serve as the Chief Executive Officer of the Company; and

WHEREAS, to the extent this Agreement provides for any “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Agreement will be administered in compliance with Code Section 409A and the regulations promulgated thereunder; and

WHEREAS, the Company and the Executive each deem it necessary and desirable to execute a written document setting forth the terms and conditions of said relationship.

NOW, THEREFORE, in consideration of the premises and mutual obligations hereinafter set forth the parties agree as follows:

1.                  Definitions. For purposes of this Agreement, the following terms shall have the following definitions:

“Agreement” has the meaning set forth in the preamble above.

“Arbitrators” means the arbitrators selected to conduct any arbitration proceeding in connection with any disputes arising out of or relating to this Agreement.

“Award Plans” means all stock option, incentive compensation, profit participation, bonus or extra compensation plans that are adopted by the Company and in which the Company’s employees of the same level as the Executive are entitled to participate.

“Base Salary” means the annual salary to be paid to Executive as set forth in Section 4(a) of this Agreement.

“Benefit Plans” means each and every health, life, medical, dental, disability, insurance and welfare plan maintained by the Company for the benefit of the Executive or the employees of the Company generally, provided that the Executive is eligible to participate in such plan under the eligibility provisions thereof that are generally applicable to participants therein.

“Board” means the Board of Directors of the Company.

“Change in Control” means any of the following events which occur during the Term of this Agreement:

(i)                 any “Person”, as that term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than an entity in which the Company, directly or indirectly, beneficially owns 50 percent or more of the voting securities or any Company-sponsored employee benefit plan, becomes a beneficial owner (as defined in Rule 13d-3 under the Exchange Act or any successor rule or regulation), directly or indirectly, of securities of the Company representing 40 percent or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors, regardless of whether or not the Board shall have approved the acquisition of such securities by the acquiring person;

(ii)               during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in subsections (i), (iii) or (iv) hereof) whose election or nomination for election to the Board was or is approved of by a vote of at least two-thirds of the directors at the beginning of such 24-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

(iii)             the Company is merged, consolidated or reorganized into or with another corporation or other legal person, or securities of the Company are exchanged for securities of another corporation or other legal person, and immediately after such merger, consolidation, reorganization or exchange less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction;

(iv)             the Company in any transaction or series of related transactions, sells all or substantially all of its assets to any other corporation or other legal person and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or sales are held, directly or indirectly, in the aggregate by the holders of the securities entitled to vote generally in the election of directors of the Company immediately prior to such sale:

(v)               the Company and its affiliates shall sell or transfer (in a single transaction or series of related transactions) to a non-affiliate business operations or assets that generated at least two-thirds of the consolidated revenues (determined on the basis of the Company’s four most recently completed fiscal quarters for which reports have been filed under the Exchange Act) of the Company and its subsidiaries immediately prior thereto;

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(vi) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(vii) any other transaction or series of related transactions occur that have substantially the effect of the transactions specified in any of the preceding clauses in this sentence.

“Change in Control Benefits” means the Executive’s receipt of the Termination Payment and all other payments, benefit or compensation which the Executive receives or has the right to receive from the Company or any of its affiliates as a result of a Change in Control and the Executive’s Change in Control Termination.

“Change in Control Termination” means (i) a Termination Without Cause of the Executive’s employment by the Company, in anticipation of, on, or within three years after a Change in Control, (ii) the Executive’s resignation for Good Reason on or within three years after a Change in Control.

“Code” has the meaning set forth in the recitals above.

“Company” means Mid-America Apartment Communities, Inc., a Tennessee corporation, and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

“Company Shares” means the shares of common stock of the Company or any securities of a successor company which shall have replaced such common stock.

“Compensation Committee” means the compensation committee of the Board.

“Excise Tax” means a tax imposed pursuant to Section 4999 of the Code.

“Executive” means the person identified in the preamble paragraph of this Agreement.

“Fair Market Value” means, on any give date, the closing sale price of the common stock of the Company on the New York Stock Exchange on such date, or, if the New York Stock Exchange shall be closed on such date, the next preceding date on which the New York Stock Exchange shall have been open.

“Good Reason” means that the Executive terminated his employment because, within the six-month period preceding the Executive’s termination, one or more of the following conditions arose and the Executive notified the Company of such condition within 90 days of its occurrence and the Company did not remedy such condition within 30 days:

(i)                 a material diminution in the Executive’s Base Salary as in effect on the date hereof or as the same may be increased from time to time;

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(ii)               a material diminution in the Executive’s authority, duties, or responsibilities;

(iii)             the relocation of the Company’s principal executive offices to a location outside a thirty-mile radius of Memphis, Tennessee or the Company’s requiring the Executive to be based at any place other than a location within a thirty-mile radius of Memphis, Tennessee, except for reasonably required travel on the Company’s business; or

(iv)             any other action or inaction that constitutes a material breach by the Company of this Agreement.

“Multi-Family Residential Business” means the business of acquiring, developing, constructing, owning or operating multi-family residential apartment communities.

“Multi-Family Residential Property” means any real estate upon which the Multi-Family Residential Business is being conducted.

“Option(s)” means any options issued to Executive pursuant to any Award Plan or any option granted under the plan of any successor company that replaces or assumes the Company’s options.

“Original Employment Agreement” has the meaning set forth in the recitals.

“Partnership” means Mid-America Apartments, L.P., a Tennessee limited partnership.

“Partnership Unit(s)” means limited partnership interests of the Partnership. The holder has the option of requiring the Company to redeem such interests. The Company may elect to effectuate such redemption by either paying cash or exchanging Company Shares for such interests.

“Permanent Disability” means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees or directors of the Company. Medical determination of Permanent Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or directors of the Company provided that the definition of “disability” applied under such disability insurance program complies with the requirements of the preceding sentence. Upon the request of the Company, the Executive must submit proof to the Company of the Social Security Administration’s or the provider’s determination.

“Restricted Stock” means any share of restricted common stock issued to Executive pursuant to any Award Plan or any restricted stock granted under the plan of any successor company that replaces or assumes the Company’s restricted stock awards.

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“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company if any stock of the Company is publicly traded on an established securities market or otherwise.

“Term” has the meaning assigned to it in Section 3 of this Agreement.

“Termination Date” means the date on which the employment of Executive is terminated, which date shall be (i) in the case of Executive’s Permanent Disability, 30 days after a Termination Notice is given and Executive does not return to the full-time performance of his duties within such 30-day period or (ii) in all other instances, the date specified as the Termination Date in the Termination Notice, which date shall not be less than thirty nor more than sixty days from the date the Termination Notice is given.

“Termination of Employment” means the termination of the Executive’s employment with the Company for reasons other than death or Permanent Disability. Whether a Termination of Employment takes place is determined based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Company and the Executive intended for the Executive to provide significant services for the Company following such termination. A change in the Executive’s employment status will not be considered a Termination of Employment if:

(i)                 the Executive continues to provide services as an employee of the Company at an annual rate that is 20 percent or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is 20 percent or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or

(ii)               the Executive continues to provide services to the Company in a capacity other than as an employee of the Company at an annual rate that is 50 percent or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is 50 percent or more of the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period).

“Termination Notice” means a written notice of termination of employment by Executive or the Company.

“Termination Payment” has the meaning set forth in Section 9(b)(i) of this Agreement.

“Termination With Cause” means the termination of the Executive’s employment by act of the Board for any of the following reasons:

(i)                 the Executive’s conviction for a felony;

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(ii)               the Executive’s theft, embezzlement, misappropriation of or intentional infliction of material damage to the Company’s property or business opportunity;

(iii)             the Executive’s intentional breach of the noncompetition provisions contained in Section 10 of this Agreement; or

(iv)             the Executive’s ongoing willful neglect of or failure to perform his duties hereunder or his ongoing willful failure or refusal to follow any reasonable, unambiguous duly adopted written direction of the Board or any duly constituted committee thereof that is not inconsistent with the description of the Executive’s duties set forth in Section 2, if such willful neglect or failure is materially damaging or materially detrimental to the business and operations of the Company; provided that Executive shall have received written notice of such failure and shall have continued to engage in such failure after 30 days following receipt of such notice from the Board, which notice specifically identifies the manner in which the Board believes that Executive has engaged in such failure.

For purposes of this subsection, no act, or failure to act, shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith, and without reasonable belief that such action or omission was in the best interest of the Company. Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive was guilty of misconduct as set forth above, and of continuing such misconduct after notice from the Board.

“Termination Without Cause” means the termination of the Executive’s employment by the Company for any reason other than Termination With Cause, or termination by the Company due to Executive’s death or Permanent Disability.

“Threshold Amount” means three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code.

“Uniform Arbitration Act” means the Uniform Arbitration Act, Tennessee Code Annotated § 29-5-391 et seq., as amended.

“Voluntary Termination” means the Executive’s voluntary termination of his employment hereunder for any reason other than Good Reason. If the Executive gives a Termination Notice of Voluntary Termination and, prior to the Termination Date, the Executive voluntarily refuses or fails to provide substantially all the services described in Section 2 hereof for a period greater than two consecutive weeks, the Voluntary Termination shall be deemed to be effective as of the date on which the Executive so ceases to carry out his duties. Voluntary refusal to perform services shall not include taking vacation otherwise permitted in accordance with Section 4(d) hereof, the Executive’s failure to perform services on account of his illness or the illness of a member of his immediate family, provided such illness is adequately substantiated at the reasonable request of the Company, or any other absence from service with the written consent of the Board.

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2.                  Employment; Services. The Company and the Executive acknowledge and agree that the Original Employment Agreement is hereby terminated by mutual consent and neither the Company nor the Executive shall have any continuing obligation to the other pursuant to the terms of the Original Employment Agreement. The mutual agreements and covenants contained in this Agreement shall replace and supersede in their entirety the provisions of the Original Employment Agreement. The Company shall employ the Executive, and the Executive agrees to be so employed, in the capacity of Chairman of the Board and Chief Executive Officer of the Company to serve for the Term hereof, subject to earlier termination as hereinafter provided. The Executive shall devote such amount of his time and attention to the Company’s affairs as are necessary to perform his duties to the Company in his capacity as Chairman of the Board and Chief Executive Officer. The Executive shall have authority and responsibility with respect to the day-to-day management of the Company, consistent with direction from the Company’s Board.

3.                  Term; Termination.

(a)                The term of the Executive’s employment hereunder shall be one year and shall commence on the date hereof and shall be extended automatically, for so long as the Executive remains employed by the Company hereunder, the first day of each month that begins after the date of this Agreement for an additional one-month period (such period, as it may be extended from time to time, being herein referred to as the “Term”), unless terminated earlier in accordance with the terms of this Agreement, to the effect that on the first day of each month, the remaining term of this Agreement and the Executive’s employment hereunder shall be one year.

(b)               Any purported termination of employment by Executive or the Company shall be communicated by a Termination Notice. The Termination Notice shall indicate the specific termination provision in this Agreement relied upon and set forth the facts and circumstances claimed to provide a basis for termination. If the party receiving the Termination Notice notifies the other party prior to the Termination Date that a dispute exists concerning the termination, the Termination Date shall be extended until the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction. The Termination Date shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given and Executive shall continue as a participant in all Award Plans and Benefit Plans in which Executive participated when the Termination Notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this subsection. Amounts paid under this subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

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4.                  Compensation.

(a)                Base Salary. During the Term, the Company shall pay the Executive for his services a “Base Salary” of $612,000, to be paid in accordance with customary Company policies, such Base Salary being subject to any increases approved by the Compensation Committee or the Board, as the case may be.

(b)               Award Plans. During the Term, the Executive shall also be eligible for additional compensation in the form of a cash bonus, shares of stock in the Company, Partnership Units, or Options, and shall be eligible to participate in the Award Plans.

(c)                Benefit Plans. During the Term, Executive shall be entitled to participate in, and to all rights and benefits provided by, each Benefit Plan, provided that Executive is eligible to participate in such plan under the eligibility provisions thereof that are generally applicable to the participants thereof (collectively, “Benefit Plans”).

(d)               Vacation. The Executive shall be entitled each calendar year to vacation time, during which time his compensation shall be paid in full. The time allotted for such vacation shall be in accordance with the Company’s vacation policies.

(e)                Overall Qualification. Nothing in this Agreement shall be construed as preventing the Company from modifying, suspending, discontinuing or terminating any of the Benefit Plans or Award Plans without notice or liability to Executive so long as (i) the modification, suspension, discontinuation or termination of any such plan is authorized by and performed in accordance with the specific provisions of such plan and (ii) such modification, suspension, discontinuation or termination is taken generally with respect to all similarly situated employees of the Company and does not single out or discriminate against Executive.

5.                  Expenses. The Company recognizes that the Executive will have to incur certain out-of-pocket expenses, including but not limited to travel expenses, related to his services and the Company’s business and the Company agrees to reimburse the Executive for all reasonable expenses necessarily incurred by him in the performance of his duties upon presentation of a voucher or documentation indicating the amount and business purposes of any such expenses; provided that Executive complies with the Company’s policies and procedures regarding business expenses.

6.                  Voluntary Termination; Termination With Cause. Except as otherwise provided in Section 9 of this Agreement, if (i) the Executive shall cease being an employee of the Company on account of a Voluntary Termination or (ii) there shall be a Termination With Cause, the Executive shall not be entitled to any compensation after the Termination Date of such Voluntary Termination or Termination With Cause (except Base Salary and vacation accrued but unpaid on the Termination Date of such event). In the event of a Voluntary Termination or Termination With Cause, the Executive shall continue to be subject to the noncompetition covenant contained in Section 10.

7.                  Death or Disability. In the event of the Executive’s death or Permanent Disability, the Company shall continue to pay the Executive or his heirs, devisees, executors, legatees or personal representatives, as appropriate, the semi-monthly payments of the Base Salary then in effect for one year from the Executive’s death or Termination Date following determination of Permanent Disability, as applicable. The Company shall also pay any amounts due pursuant to the terms of any Benefit Plans and Award Plans in which Executive was a participant, including, without limitation, the pro rata amount of any bonus to be paid to Executive for the fiscal year in which Executive was terminated. Any pro rata bonus shall be paid at such time when the Company makes bonus payments to its senior executives. Further, if Executive’s employment is terminated due to Executive’s Permanent Disability, then within 30 days of the Executive’s Termination Date the Company shall pay to Executive a lump sum in an amount equal to the cost of 12 months of COBRA continuation coverage under the Company’s group health plan and the cost of 12 months of insurance coverage which is substantially equivalent to the remaining Benefit Plans to which Executive was entitled immediately prior to such termination.

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8.                  Termination Without Cause; Resignation for Good Reason. The Company may terminate Executive for any reason, or no reason at all, at any time and Executive may terminate this Agreement at any time for Good Reason, provided that, upon termination of this Agreement by the Executive for Good Reason or in the event of a Termination Without Cause, except as otherwise provided in Section 9 of this Agreement, the Company shall provide the compensation and benefits set forth in this Section 8. Executive may terminate this Agreement for Good Reason notwithstanding any incapacity due to physical or mental illness. Executive’s continued employment shall not constitute consent to, or a waiver of, rights with respect to any circumstances constituting Good Reason hereunder.

(a)                Base Salary, Benefit and Award Plans. The Company shall continue to pay the Executive the semi-monthly payments of the Base Salary then in effect for one year after the Termination Date. The Company shall also pay on the Termination Date any amounts due pursuant to the terms of any Benefit Plans and Award Plans in which Executive was a participant, including, without limitation, the pro rata amount of any bonus to be paid to Executive for the fiscal year in which Executive was terminated. Any pro rata bonus shall be paid at such time when the Company makes bonus payments to its senior executives. Executive acknowledges that pursuant to the terms of the Benefit Plans, he is not eligible to continue to participate in the Benefit Plans as a former employee, except as a participant in the medical, dental, and vision plans for which the Executive was enrolled in at the time of Termination of Employment as provided by the COBRA or by state-law continuation of coverage rules. If the Executive is entitled to COBRA or state-law continuation coverage, then the Company shall provide the Executive with a lump sum payment equal to 12 months of the Company’s monthly contribution to the medical, dental, and vision plans in which the Executive was enrolled in immediately prior to the Termination Date and the cost of 12 months of insurance coverage which is substantially equivalent to the remaining Benefit Plans to which Executive was entitled immediately prior to such termination.

(b)               Stock Options; Restricted Stock. All Options and Restricted Stock granted to Executive shall become fully vested at the Termination Date. Executive shall have the right to exercise such Options in accordance with the terms and conditions provided in the applicable stock option plans as if Executive had continued his employment with the Company, notwithstanding Executive’s termination.

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(c)                Legal Fees. The Company shall also pay to Executive all legal fees and expenses incurred by Executive as a result of a Termination Without Cause or Executive’s resignation for Good Reason (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement).

9.                  Change in Control.

(a)                Termination in Connection with a Change in Control. Notwithstanding any other provision in this Agreement, in the event of a Change in Control Termination, the Company shall, on the Termination Date, pay the Executive, in addition to any Base Salary earned but not paid through the Termination Date and any amounts due pursuant to Award Plans and Benefit Plans including, without limitation, the pro rata amount of Executive’s anticipated bonus for the fiscal year in which Executive is terminated, the compensation and benefits set forth in Section 9(b).

(b)               Compensation and Benefits.

(i)                 A Termination Payment shall be paid which is equal to the sum of two and 99/100 (2.99) times the Executive’s annual base salary in effect on the Termination Date plus two and 99/100 (2.99) times the average annual cash bonus paid to the Executive for the two immediately preceding fiscal years, under this Agreement or otherwise (but not including compensation under the Company’s Shareholder Value Plan) (“Termination Payment”); provided, however, that in no event shall the amount of the Termination Payment exceed the amount that would be payable to Executive as Base Salary and bonus compensation (based on the average annual bonus compensation paid to Executive for the two immediately preceding fiscal years under this Agreement or otherwise) between the Termination Date and the date upon which the Executive and the Compensation Committee of the Board have mutually agreed that the Executive will retire. Notwithstanding Section 9(a), the Termination Payment shall be calculated and paid immediately prior to the closing of the transactions constituting a Change in Control if the Executive receives notice prior to the Change in Control that his employment will be terminated on or after the Change in Control.

(ii)               Executive acknowledges that pursuant to the terms of the Benefit Plans, he is not eligible to continue to participate in the Benefit Plans as a former employee, except as a participant in the medical, dental, and vision plans for which the Executive was enrolled in at the time of Termination as provided by the COBRA or by state-law continuation of coverage rules. If the Executive is entitled to COBRA or state-law continuation coverage, then the Company shall provide the Executive with a lump sum payment equal to 24 months of the Company’s monthly contribution to the medical, dental, and vision plans in which the Executive was enrolled in immediately prior to the Termination Date and the cost of 24 months of insurance coverage which is substantially equivalent to the remaining Benefit Plans to which Executive was entitled immediately prior to such termination.

(iii)             In lieu of Company Shares issuable upon exercise of any outstanding and unexercised Options granted to Executive, Executive may, at Executive’s option, receive an amount in cash equal to the product of (i) the excess of the higher of the Fair Market Value of Company Shares on the Termination Date, or the highest per share price for Company Shares actually paid in connection with any Change in Control of the Company, over the per share exercise price of each Option held by Executive, times (ii) the number of Company Shares covered by each such Option. In the event Executive does not elect to receive a cash payment for any outstanding and unexercised Options granted to Executive, Executive shall have the right to exercise such Options in accordance with the terms and conditions provided in the applicable stock option plans.

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(iv)             The Company shall also pay to Executive all legal fees and expenses incurred by Executive as a result of a termination described in Section 9(a) of this Agreement (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement).

(c)                Escrow Arrangement. If within 30 days after the effective date of a Change in Control Executive’s employment has not been terminated, the Company shall deposit with an escrow agent, pursuant to an escrow agreement between the Company and such escrow agent, a sum of money, or other property permitted by such escrow agreement, which is substantially sufficient in the opinion of the Company’s management to fund the amounts due to Executive set forth in Section 9(b) of this Agreement. The escrow agreement shall provide that such agreement may not be terminated until the earlier of (i) Executive’s employment has terminated and all amounts due to Executive as set forth in this Agreement have been paid to Executive or (ii) three years after the effective date of the Change in Control.

(d)               Additional Limitation.

(i)                 Anything in this Agreement to the contrary notwithstanding, in the event that the Executive’s Change in Control Benefits, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder, would be subject to the Excise Tax, the following provisions shall apply:

(A) If the Change in Control Benefits, reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes payable by the Executive on the amount of the Change in Control Benefits which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full amount of Change in Control Benefits.

(B) If the Threshold Amount is less than (x) the Change in Control Benefits, but greater than (y) the Change in Control Benefits reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes on the amount of the Change in Control Benefits which are in excess of the Threshold Amount, then the Change in Control Benefits shall be reduced (but not below zero) to the extent necessary so that the sum of all Change in Control Payments shall not exceed the Threshold Amount. In such event, the Change in Control Benefits shall be reduced in the following order: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

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(ii)               The determination as to which of the alternative provisions of Section 9(e)(i) above shall apply to the Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Termination Date, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining which of the alternative provisions of Section 9(e)(i) above shall apply, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Termination Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

10.              Noncompetition. During the Term, the Executive shall not, other than through the Company or affiliates of the Company, own any interest in any Multi-Family Residential Property (other than Multi-Family Residential Property in which the Company or the Partnership has an ownership interest), as partner, shareholder or otherwise, or engage in the Multi-Family Residential Business, directly or indirectly, for his own account or for the account of others, either as an officer, director, shareholder, owner, partner, promoter, employee, consultant, advisor, agent, manager, or in any other capacity. For a period of two years after a Change in Control Termination, Executive shall not own any interest in any Multi-Family Residential Property as partner, shareholder or otherwise, or directly or indirectly, for his own account or for the account of others, either as an officer, director, promoter, employee, consultant, advisor, agent, manager, or in any other capacity, engage in the Multi-Family Residential Business within 5 miles of any Multi-Family Residential Property owned by the Company or the Partnership at the time of termination of employment.

The Executive agrees that damages at law for violation of the restrictive covenant contained herein would not be an adequate or proper remedy to the Company, and that should the Executive violate or threaten to violate any of the provisions of such covenant, the Company, its successors or assigns, shall be entitled to obtain a temporary or permanent injunction, as appropriate, against the Executive in any court having jurisdiction over the person and the subject matter, prohibiting any further violation of any such covenants. The parties agree to personal jurisdiction in the courts located in Shelby County, Tennessee, and agree that venue is appropriate in said County. The injunctive relief provided herein shall be in addition to any award of damages, compensatory, exemplary or otherwise, payable by reason of such violation. The Executive agrees that the Company will be entitled to recover attorney fees and costs incurred as a result of the Executive’s breach of this Agreement.

Furthermore, the Executive acknowledges that this Agreement has been negotiated at arms’ length by the parties, neither being under any compulsion to enter into this Agreement, and that the foregoing restrictive covenant does not in any respect inhibit his ability to earn a livelihood in his chosen profession without violating the restrictive covenant contained herein. The Company by these presents has attempted to limit the Executive’s right to compete only to the extent necessary to protect the Company from unfair competition. The Company recognizes, however, that reasonable people may differ in making such a determination. Consequently, the Company agrees that if the scope or enforceability of the restricted covenant contained herein is in any way disputed at any time, a court or other trier of fact may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances existing at the time.

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11.              Employment Status. The parties acknowledge and agree that Executive is an employee of the Company, not an independent contractor. Any payments made to Executive by the Company pursuant to this Agreement shall be treated for federal and state payroll tax purposes as payments made to a Company employee, irrespective whether such payments are made subsequent to the Termination Date.

12.              Notices. All notices or deliveries authorized or required pursuant to this Agreement shall be deemed to have been given when in writing and personally delivered or when deposited in the U.S. mail, certified, return receipt requested, postage prepaid, addressed to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

To the Company:	6584 Poplar Avenue Memphis, Tennessee 38138 Attn: General Counsel
To the Executive:	H. Eric Bolton 3290 Kenny Drive Germantown, Tennessee 38139

13.              Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and shall not be modified in any manner except by instrument in writing signed, by or on behalf of, the parties hereto; provided, however, that any amendment or termination of the covenant of noncompetition in Section 10 must be approved by a majority of the Directors of the Company other than the Executive, if the Executive is then a director of the Company. This Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto.

14.              Arbitration. Except for requests for injunctive relief and for damages under Section 10, Noncompetition, any controversy concerning or claim arising out of or relating to this Agreement shall be settled by final and binding arbitration in Memphis, Shelby County, Tennessee at a location specified by the party seeking such arbitration.

(a)                The Arbitrators. Any arbitration proceeding shall be conducted by three Arbitrators and the decision of the Arbitrators shall be binding on all parties. Each Arbitrator shall have substantial experience and expert competence in the matters being arbitrated. The party desiring to submit any matter relating to this Agreement to arbitration shall do so by written notice to the other party, which notice shall set forth the items to be arbitrated, such party’s choice of Arbitrator, and such party’s substantive position in the arbitration. The party receiving such notice shall, within 15 days after receipt of such notice, appoint an Arbitrator and notify the other party of its appointment and of its substantive position. The Arbitrators appointed by the parties to the Arbitration shall select an additional Arbitrator meeting the aforedescribed criteria. The Arbitrators shall be required to render a decision in accordance with the procedures set forth in Subparagraph (b) below within 30 days after being notified of their selection. The fees of the Arbitrators shall be equally divided amongst the parties to the arbitration.

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(b)               Arbitration Procedures. Arbitration shall be conducted in accordance with the Uniform Arbitration Act, except to the extent the provisions of such Act are modified by this Agreement or the subsequent mutual agreement of the parties. Judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. Any party hereto may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this provision applies in any court having jurisdiction over such action in Shelby County, Tennessee, and the parties agree that jurisdiction and venue in Shelby County, Tennessee are appropriate and approved by such parties.

15.              Applicable Law. This Agreement shall be governed and construed in accordance with the laws of the State of Tennessee.

16.              Assignment. The Executive acknowledges that his services are unique and personal. Accordingly, the Executive may not assign his rights or delegate his duties or obligations under this Agreement, except with respect to certain rights to receive payments as described in Section 7.

17.              Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

18.              Successors; Binding Agreement. The Company will require any successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a beach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled to hereunder if Executive terminates his employment for Good Reason. The Company’s rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the Company’s successors and assigns.

19.              Section 409A.

(a)                Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.

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(b)               The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c)                All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d)               To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(e)                If the Termination Payment becomes payable under Section 9(b)(i) and the Change in Control does not otherwise constitute a “change in control event” within the meaning of Section 409A of the Code and the regulations promulgated thereunder, the Termination Payment shall be paid in semi-monthly payments for one year.

(f)                The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

MID-AMERICA APARTMENT

COMMUNITIES, INC.

By: /s/Robert J. DelPriore

Name: Robert J. DelPriore

Title: EVP, General Counsel

EXECUTIVE:

/s/H. Eric Bolton, Jr.

H. Eric Bolton, Jr.

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